Exhibit 10.401

ASSET PURCHASE AGREEMENT

by and between

CSCC PROPERTY HOLDINGS, LLC,
A Georgia Limited Liability Company,

as Seller,

And

GRACEWOOD MANOR, LLC,
An Oklahoma Limited Liability Company,

as Purchaser.

March 17, 2015

Companions Specialized Care Center
6201 East 36th Street
Tulsa, Oklahoma 74135

HNZW/502436_2.docx/3583-1

TABLE OF CONTENTS
PAGE

1.	PURCHASE AND SALE------------------------------------------------------------------------2

2.	THE PROPERTY---------------------------------------------------------------------------------2

3.	EXCLUDED PROPERTY-----------------------------------------------------------------------2

4.	CLOSING-------------------------------------------------------------------------------------------2

5.	PURCHASE PRICE------------------------------------------------------------------------------3

6.	EXPENSES-----------------------------------------------------------------------------------------3

7.	PRORATIONS AND ADJUSTMENTS-------------------------------------------------------3

8.	DUE DILIGENCE; PROPERTY INFORMATION; ACCESS--------------------------5

9.	TITLE AND SURVEY---------------------------------------------------------------------------6

10.	PRE-CLOSING COVENANTS----------------------------------------------------------------8

11.	RESTRICTIVE COVENANTS---------------------------------------------------------------10

12.	CONVEYANCES--------------------------------------------------------------------------------10

13.	CLOSING DELIVERIES----------------------------------------------------------------------12

14.	SELLER’S REPRESENTATIONS AND WARRANTIES-------------------------------12

15.	PURCHASER’S REPRESENTATIONS AND WARRANTIES------------------------16

16.	CONDITIONS TO PURCHASER’S OBLIGATIONS-----------------------------------17

17.	CONDITIONS TO SELLER’S OBLIGATIONS------------------------------------------19

18.	CASUALTY/CONDEMNATION-------------------------------------------------------------20

19.	TERMINATION--------------------------------------------------------------------------------221

20.	INDEMNIFICATION---------------------------------------------------------------------------22

21.	LIABILITIES-------------------------------------------------------------------------------------27

22.	PUBLICITY---------------------------------------------------------------------------------------28

23.	NOTICES------------------------------------------------------------------------------------------28

24.	BROKER------------------------------------------------------------------------------------------29

25.	ASSIGNMENT BY PURCHASER-----------------------------------------------------------29

26.	CONSENT-----------------------------------------------------------------------------------------29

27.	KNOWLEDGE-----------------------------------------------------------------------------------29

28.	UPDATED EXHIBITS AND SCHEDULES------------------------------------------------29

29.	TIME OF ESSENCE----------------------------------------------------------------------------30

30.	AMENDMENTS/SOLE AGREEMENT----------------------------------------------------30

31.	WAIVERS-----------------------------------------------------------------------------------------30

32.	SUCCESSORS-----------------------------------------------------------------------------------30

33.	RECITALS, CAPTIONS AND TABLE OF CONTENTS-------------------------------30

34.	GOVERNING LAW-----------------------------------------------------------------------------30

35.	WAIVER OF JURY TRIAL------------------------------------------------------------------300

36.	SEVERABILITY-------------------------------------------------------------------------------300

37.	USAGE---------------------------------------------------------------------------------------------31

38.	BUSINESS DAYS--------------------------------------------------------------------------------31

39.	COUNTERPARTS-------------------------------------------------------------------------------31

40.	NO JOINT VENTURE--------------------------------------------------------------------------31

41.	NO STRICT CONSTRUCTION--------------------------------------------------------------31

HNZW/502436_2.docx/3583-1                i

EXHIBITS

Exhibit A    Legal Description of Land
Exhibit B    [INTENTIONALLY OMITTED]
Exhibit C    Due Diligence Request List
Exhibit D    Form of Deed
Exhibit E    Form of Bill of Sale
Exhibit F    Form of General Assignment
Exhibit G    Form of FIRPTA Affidavit

HNZW/502436_2.docx/3583-1                ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 17, 2015 (the “Effective Date”), by and between CSCC PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“Seller”), and GRACEWOOD MANOR, LLC, an Oklahoma limited liability company (“Purchaser”).

RECITALS

A.Seller owns the fee interest in the Land (as hereinafter defined) and Improvements (as hereinafter defined) at which that certain 121 bed skilled nursing facility commonly known as Companions Specialized Care Center, with an address at 6201 East 36th Street, Tulsa, Oklahoma 74135 (the “Facility), is located.

B.The term “Land” shall mean the land described on Exhibit A, which is attached hereto and made a part hereof, together with Seller’s interest in all easements, hereditaments, privileges and appurtenances appurtenant thereto; the term “Improvements” shall mean the buildings and improvements located on the Land, including the Facility, patios, courtyards, fences, parking areas, storage structures and all other structures or improvements located on the Land; and the term “FF&E” shall mean any and all furniture, fixtures, equipment and systems located on the Land or used in connection with the operation of the Facility (and, without limitation, excluding any and all furniture, fixtures, equipment and systems constituting Excluded Property (as hereinafter defined)).

C.Seller desires to sell and transfer the Property (as hereinafter defined) to Purchaser, and Purchaser desires to purchase the Property from Seller.

D.Concurrent with the closing of the transaction contemplated herein, Purchaser, as lessor, desires to enter into a lease agreement for the Property with Gracewood Health & Rehab, LLC, an Oklahoma limited liability company (“New Operator”).

E.As of the Effective Date, the Real Property (as hereinafter defined) is subject to a lease/operating agreement (the “Lease”) between Seller, as landlord, and CSCC Nursing, LLC, a Georgia limited liability company (“Current Operator”).

F.In connection with the transactions contemplated under this Agreement, Current Operator and New Operator shall enter into a certain Operations Transfer Agreement dated as of the date hereof (as the same may be amended from time to time, the “OTA”), which shall govern with respect to the transfer of the operations of the Facility and provide for a closing thereunder concurrent with the Closing (as hereinafter defined) under this Agreement.

G.Concurrent with the Closing under this Agreement, Seller and Current Operator shall terminate the Lease with respect to the Facility.

HNZW/502436_2.docx/3583-1                1

AGREEMENT

NOW, THEREFORE, in consideration of the purchase price and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.PURCHASE AND SALE. Subject to and in accordance with the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver the Property to Purchaser and Purchaser shall purchase the Property from Seller.

2.THE PROPERTY.

a.Real Property. The term “Real Property” shall mean, collectively (i) the Land,
(ii) the Improvements, (iii) the FF&E, and (iv) any of Seller’s interest in real property adjacent to the Land. The term “Property” shall mean, collectively, the Real Property, the Personal Property (as hereinafter defined) and the Intangible Property (as hereinafter defined).

b.Personal Property. The term “Personal Property” shall mean any and all fixtures, systems, equipment and other items of personal property that are owned by Seller or attached or appurtenant to, located on or used in connection with the ownership, use, operation or maintenance of the Real Property and/or the Facility, expressly excluding all Excluded Property (as hereinafter defined).

c.	Intangible Property. The term “Intangible Property” shall mean, collectively:
(i)any special use permits issued to Seller by the city or other municipality in which the Facility is located, (ii) any certificates of need issued to Seller, if assignable, (iii) the goodwill associated with the business and the reputation of the Facility, and (iv) Seller’s interest, if any, in any third party warranties or guaranties associated with the Property, to the extent assignable (the “Intangible Property”).

3.EXCLUDED PROPERTY. Notwithstanding those items set forth in Section 2 above, the following shall be excluded from the sale by Seller to Purchaser hereunder (collectively, the “Excluded Property”): (a) personal property, furniture, fixtures and equipment owned by Current Operator and not by Seller, (b) personal property owned by residents of the Facility and not by Seller, and (c) personal property owned by third party vendors and leased to Current Operator for use in connection with the operations of the Facility (the “Leased Property”). Purchaser and Seller acknowledge and agree that Purchaser shall not be responsible for any liabilities of Seller associated with the Property or with the ownership or operation of the Facility prior to the Closing Date.

4.CLOSING. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale pursuant to this Agreement (the “Closing”) shall take place via an escrow closing at a title company agreed to by the parties (the “Title Company”), and shall take place (a) the first day of the calendar month following the month upon which all conditions to Closing have been satisfied; and (b) the first day of the calendar month following the month upon which all conditions to the OTA have been satisfied but no later than July 1, 2015 (the “Closing Date”).

HNZW/502436_2.docx/3583-1                2

All FF&E, Personal Property and, to the extent applicable, Intangible Property shall be located at the Facility on the Closing Date. After the Closing, Purchaser shall be entitled to possession of the Property, subject only to the possessory rights of the Facility’s residents.

5.	PURCHASE PRICE.

a.Purchase Price. The purchase price payable on the Closing Date by Purchaser to Seller for the Property shall be THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,500,000.00) (the “Purchase Price”). The Purchase Price shall be paid on the Closing Date by wire of immediately available funds, plus or minus the credits and prorations set forth on the Closing Statement (as hereinafter defined), in accordance with the terms and conditions of this Agreement.

b.Earnest Money. Within three (3) business days following the Effective Date,, Purchaser shall deposit with the Title Company the sum of Fifty Thousand Dollars ($50,000.00) as Earnest Money for the purchase contemplated herein. The Earnest Money shall be held and disbursed by the Title Company in accordance with the terms hereof.

c.Allocation. Purchaser and Seller shall use best efforts to agree upon a reasonable allocation of the Purchase Price among the real, personal and intangible property for all tax purposes.

6.	EXPENSES.

a.Title insurance premiums for the extended coverage Title Policy (as hereinafter defined) (including, without limitation, the costs of the endorsements to such Title Policy other than extended coverage), all state of Oklahoma, Tulsa County, and City of Tulsa transfer taxes, one-half (½) of any recording and escrow fees and all other the fees and expenses incurred by Seller in connection with this Agreement (including, without limitation, attorneys fees and expenses) shall be borne and paid by the Seller.

b.One-half (½) of any recording and escrow fees respecting the Deed (as hereinafter defined), all costs of updating or obtaining the Updated Survey (as hereinafter defined) and all other the fees and expenses incurred by Purchaser in connection with this Agreement (including, without limitation, attorneys fees and expenses), shall be borne and paid by the Purchaser.

c.All other costs, charges, and expenses shall be borne and paid as provided in this Agreement, or in the absence of such provision, in accordance with applicable law or local custom.

7.	PRORATIONS AND ADJUSTMENTS

a.Prorations and Adjustments. Real estate and personal property taxes and assessments will be prorated between Purchaser and Seller for the period for which such taxes are assessed, regardless of when payable. If the current tax bill is not available at Closing, then the proration shall be made on the basis of 110% of the most recent ascertainable tax assessment and tax rate. Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the fiscal year in which Closing occurs or any prior years have not been paid before Closing, Purchaser shall be credited by Seller at the time of

HNZW/502436_2.docx/3583-1                3

Closing with an amount equal to that portion of such taxes and assessments which are ratably attributable to the period before the Closing Date and Purchaser shall pay (or cause to be paid) the taxes and assessments prior to their becoming delinquent. If taxes and assessments for the fiscal year in which Closing occurs have been paid before Closing (or are paid at Closing with proceeds from the Purchase Price), Seller shall be credited by Purchaser at the time of Closing with an amount equal to that portion of such taxes and assessments which are ratably attributable to the period from and after the Closing Date.

b.Operational Prorations. It is acknowledged that the operational prorations, including without limitation, revenues and expenses pertaining to the Facility, utility charges for the billing period in which the Closing Date occurs, assumed contracts, utilities, prepaid income and expenses, bed taxes, security deposits, employee accruals, Resident Trust Funds (as defined in the OTA) and other related items of revenue or expense attributable to the Facility shall be prorated between Current Operator and New Operator as of the Closing Date pursuant to the terms of the OTA.

c.Other Prorations. All other customary and reasonable expenses of the Property, to the extent not prorated between Current Operator and New Operator pursuant to the terms of the OTA, shall be prorated between Seller and Purchaser as of the Closing Date.

d.Closing Statement. The Title Company shall be requested by Seller to prepare and deliver to Seller and Purchaser not later than three (3) business days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Purchaser shall notify Title Company and Seller within two (2) days after its receipt of such estimated closing statement of any items which Purchaser disputes and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to herein as the “Closing Statement.” If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date, except with respect to taxes and assessments, including real estate and personal property taxes and assessments, in which case such adjustment shall be made within sixty (60) days after the information necessary to perform such adjustment is available. If a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

e.	Survival. The provisions of this Section 7 shall expressly survive the Closing.

8.	DUE DILIGENCE; PROPERTY INFORMATION; ACCESS.

a.Due Diligence Period. Purchaser shall have a period (the “Due Diligence Period”) beginning on the date the Due Diligence Request List is sent to Seller and attached hereto as Exhibit C, is received by Purchaser (the “Delivery Date”), and ending at 11:59 p.m., local time

HNZW/502436_2.docx/3583-1                4

where the Property is located, on the date that is sixty (60) days from the Delivery Date to examine, inspect, and investigate the Property and, in Purchaser’s sole discretion, to determine whether Purchaser wishes to proceed to purchase the Property. Purchaser may terminate this Agreement for any reason or for no reason by giving written notice of such termination to Seller on or before the thirtieth (30th) day of the Due Diligence Period, in which event, the Title Company shall return the Earnest Money to Purchaser and neither party shall have any further liability or obligation to the other under this Agreement except for the indemnity provisions set forth herein and any other provision of this Agreement that is expressly intended to survive the termination of this Agreement.

b.Property Information. Seller will promptly provide to Purchaser any materials relating to the Property reasonably requested by Purchaser and available to Seller and shall provide such information or a statement setting forth the reason why such information is not available no later than three (3) business days following Purchaser’s request. Seller shall take such further actions as Purchaser may reasonably request, including, but not limited to, permitting Purchaser and its representatives, employees, New Operator, contractors, land surveyors, environmental companies and any other agents or consultants of Purchaser or Purchaser’s lender (“collectively, “Representatives”) access to any information reasonably requested in connection with the Facility or this Agreement, subject, however, to the provisions of Section 8(c) of this Agreement.

c.	Access.

i.Purchaser and its Representatives, at Purchaser’s expense, shall have the right to access the Property with a representative of Seller present; provided, however, that the unavailability of any such Seller representative shall not prevent Purchaser and its Representatives from reasonably accessing the Property for the purposes and upon satisfaction of the notice requirements set forth below. Subject to Section 8(c)(ii) hereof, Purchaser and its Representatives may enter upon the Property upon not less than two (2) days’ prior notice to Seller for purposes of examining the terrain, access thereto and physical condition, conducting engineering or feasibility studies, conducting environmental surveys, conducting site analyses and making any test or inspection Purchaser may deem necessary related to the Property. Such examination of the physical condition of the Property may include an examination for the presence or absence of hazardous or toxic materials, substances or wastes, which shall be performed or arranged by the Purchaser at the Purchaser’s sole expense. Seller shall provide such reasonable access to Purchaser until the Closing Date, provided that, in all events, Purchaser shall and shall cause its Representatives to use their commercially reasonable efforts to not interfere with the operations and business located at the Property.

ii.Purchaser shall deliver to Seller any third party reports ordered by Purchaser to the extent the same shall be in the possession and control of Purchaser (collectively, the “Third Party Reports”). To the extent Purchaser hires any third party site inspectors, engineers or other parties that will invasively inspect and/or test the Property, Purchaser shall also ensure that such third party(ies) have adequate insurance, determined in Seller’s and Current Operator’s reasonable discretion, covering any potential damage to the Property as a result of such inspection/testing (and certificates evidencing such coverage naming Seller as an

HNZW/502436_2.docx/3583-1                5

additional insured shall be made available to Seller prior to such access). Purchaser shall indemnify, defend and hold Seller and Current Operator harmless from and against any costs, damage, liability, loss, expense, lien or claim (including, without limitation, reasonable attorney’s fees) arising from physical damage to the Property and injury to persons asserted against or incurred by Seller or Current Operator as a direct result of entry onto the Property by Purchaser, its agents, employees and representatives. The foregoing indemnity shall survive the Closing, or if the sale is not consummated, the termination of this Agreement, for a period of twelve (12) months.

9.	TITLE AND SURVEY.

a.Within twenty (20) business days after the Effective Date, Seller, at Seller’s sole cost and expense, shall deliver (or cause the Title Company to deliver to Purchaser) a commitment or abstract (as applicable) for the Title Policy described in Section 9(b) below dated on or after the Effective Date (the “Title Commitment”), together with legible copies of all of the underlying documentation described in such Title Commitment (the “Title Documents”) to the extent not already delivered to Purchaser. Seller has delivered the most recent survey of the Property in Seller’s possession or control (the “Survey”) to Purchaser. Purchaser may order an updated ALTA survey at Purchaser’s sole cost and expense (the “Updated Survey”).

b.Purchaser shall have a period of thirty (30) days after receipt by Purchaser of the latest of the Survey, the Updated Survey, if any, the Title Commitment and the Title Documents (“Title Review Period”) in which to review the Title Commitment, the Title Documents, the Updated Survey, if any, and the Survey and notify Seller in writing, at Purchaser’s election, of such objections as Purchaser may have to any matters contained therein (“Purchaser’s Objection Notice”; any of said objections listed on Purchaser’s Objection Notice are deemed the “Objectionable Exceptions”). If Seller does not notify Purchaser in writing within five (5) business days after receiving the Purchaser’s Objection Notice, Seller shall conclusively be deemed to have agreed to remove all said Objectionable Exceptions at or before Closing. On the other hand, if Seller notifies Purchaser in writing within five (5) business days after receipt of the Purchaser’s Objection Notice that it has elected not to cure one or more of said Objectionable Exceptions (“Seller’s Notice”) (subject to Seller’s obligation to remove or cure those items referenced in Section 9(e) below, and, if necessary, such Title Review Period shall be extended to compensate for such timeframe), Purchaser shall have the right to either (a) terminate this Agreement by delivering written notice to Seller within five (5) business days after receipt of such Seller’s Notice, in which event the Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations under the Agreement, except for the indemnity provisions set forth in this Agreement and any other provision of this Agreement that is expressly intended to survive the termination of this Agreement, or (b) Purchaser may consummate the transaction contemplated by this Agreement in accordance with the terms hereof, in which event, all those Objectionable Exceptions that Seller has so elected not to cure shall conclusively be deemed to constitute “Permitted Encumbrances”. Notwithstanding the foregoing, prior to Closing, Purchaser may, at its cost and expense, obtain an update or endorsement to the Title Commitment which updates the effective date of the Title Commitment. If such update or endorsement adds any previously unlisted title or survey exceptions to Schedule B-II of the Title Commitment or its equivalent which: (i) renders title to the Property unmarketable, (ii) would materially and adversely affect Purchaser’s contemplated use(s) of the Property, and/or (iii) may increase the costs to complete any project that Purchaser desires to construct on the Property by

HNZW/502436_2.docx/3583-1                6

more than Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate, each as determined in Purchaser’s reasonable discretion, then Purchaser may object to any such new exception(s) by delivering written notice to Seller prior to Closing and any such notice shall: (x) be treated as a Purchaser’s Objection Notice; (y) the exception(s) objected to in any such notice shall be treated as Objectionable Exceptions; and (z) the Seller shall have until the earlier to occur of: (1) the time period provided under Section 9(b), or (2) the Closing, to respond to such Purchaser’s Objection Notice; provided, however, that matters of title or survey created by, through, or under Purchaser, if any, shall not be objectionable and shall automatically be deemed additional Permitted Encumbrances.

c.Seller, at its sole expense, shall cause to be delivered to the Purchaser at Closing an owner’s title insurance policy with extended coverage (the “Title Policy”) issued by the Title Company, dated the day of Closing, in the full amount of the Purchase Price, subject only to the Permitted Exceptions (as defined below).

d.Prior to the expiration of the Title Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment, the Survey and the Updated Survey, and satisfy itself as to the availability from the Title Company of all requested endorsements to such Title Policy. Notwithstanding the foregoing, Seller acknowledges that Purchaser intends to obtain, without limitation and at Purchaser’s own cost, the following title endorsements: contiguity (if there is more than one parcel); access; tax parcel; no violation of covenants or restrictions of record; and zoning with parking (3.1).

e.Seller shall have no obligation to remove or cure title objections, except for (1) liens of an ascertainable amount, which liens the Seller shall cause to be released at the Closing or affirmatively insured over by the Title Company with the Purchaser’s approval and, (2) any exceptions or encumbrances to title which are created by the Seller after the Effective Date without the Purchaser’s consent. In addition, the Seller and Purchaser shall provide the Title Company with all affidavits, ALTA statements or personal undertakings (collectively, the “Owner’s Affidavit”), in form and substance reasonably acceptable to the Title Company, that will permit the Title Company to provide extended coverage and to remove the standard “mechanics lien” and “GAP” exceptions and otherwise issue the Title Policy.

f.“Permitted Exceptions” shall mean: (1) any exception arising out of an act of the Purchaser or its representatives, agents, employees or independent contractors; (2) zoning and subdivision ordinances and regulations; (3) Permitted Encumbrances, as described in Section 9(b) above; (4) rights of residents of the Facility; (5) other title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount, which Seller (with the consent of Purchaser) elects to have removed or insured over by the Title Company by the payment of money and which are removed or insured over at or prior to Closing; and (6) real estate taxes and assessments not yet due and payable.

10.	PRE-CLOSING COVENANTS.

a.Seller’s Covenants.    Seller hereby agrees and covenants that between the Effective Date and the Closing Date or earlier termination of this Agreement:

i.Seller will provide reasonable cooperation to New Operator with its preparation and submission of notifications and license applications to the

HNZW/502436_2.docx/3583-1                7

Oklahoma State Department of Health (“OSDH”) affecting a change in ownership of the Facility and consent from OSDH for the operation of the Facility as a skilled nursing facility with the same number of beds as set forth in the Recitals hereto, including, without limitation, any certificate of need application (the “OSDH License”). Seller agrees to promptly provide or make available upon request any and all existing documentation requested by OSDH, or otherwise necessary for the issuance of the OSDH License.

ii.Seller shall obtain any necessary third party consents for the valid conveyance, transfer, assignment or delivery of the Property to Purchaser per the terms of this Agreement and specifically agrees to provide reasonable cooperation to Purchaser or New Operator in connection with obtaining, enrolling in or receiving an assignment of any provider agreement or third party payor contract related to the Facility.

iii.Seller shall order a request for tax clearance from the Oklahoma Tax Commission (“OTC”) thirty (30) business days prior to Closing.

iv.Seller shall deliver the Property on the Closing Date free and clear of all liens, claims, charges and encumbrances, other than the Permitted Exceptions, in substantially the same condition and repair as on the Effective Date, reasonable wear and tear excepted.

v.It is acknowledged that the OTA provides for the transfer by Current Operator to New Operator of the Resident Trust Funds (as defined in the OTA).

vi.Seller shall not sell or agree to sell any items of machinery, equipment or other assets of the Property or, except in the ordinary course of business, otherwise enter into an agreement affecting the Property that would survive the Closing. Seller shall use commercially reasonable efforts to enforce any terms of the Lease available to provide that Current Operator shall not engage in any of the foregoing.

vii.There will be no change in ownership or control of any of the Property prior to Closing without the prior approval of Purchaser.

viii.Seller shall use commercially reasonable efforts to enforce any terms of the Lease to ensure that Current Operator will, maintain in force or renew the existing hazard, liability and workers compensation insurance policies as are currently maintained by Seller or Current Operator and in effect for all of the Property.

ix.Except in the ordinary course of business, Seller shall not enter into any new contract, commitment, or lease, or modify or reject any existing contract, commitment, or lease, including, without limitation, the Lease, affecting any part of the Property that would survive the Closing.

x.Seller will satisfy and discharge or contest in good faith all liens or security interests which constitute a lien or encumbrance on any of the FF&E, Personal Property or Intangible Property.

HNZW/502436_2.docx/3583-1                8

xi.Seller shall use commercially reasonable efforts to enforce any terms and conditions of the Lease pertaining to the operation of the Property in compliance with all applicable laws, regulations and ordinances as are now in effect.

xii.Seller shall promptly notify Purchaser in writing of any material adverse change of which Seller obtains knowledge with respect to the condition of the Property, including, without limitation, delivery to Purchaser within five (5) business days of Seller’s receipt of any the following: (A) copies of all surveys and inspection reports from any governmental agencies received by Seller after the Effective Date; and (B) written notices received by Seller of any action pending, threatened or recommended by a state or federal agency having jurisdiction thereof to revoke, withdraw or suspend any right of Seller or Current Operator to own or operate the Facility, as applicable, to terminate the participation of the Facility in the Title XVIII or Title XIX of the Social Security Act programs, to terminate or fail to renew any provider agreement related to the Facility, or to take any action that would reasonably be expected to have a material adverse effect on Purchaser’s and New Operator’s ability to purchase and operate the Facility as a skilled nursing facility.

xiii.Seller shall file all returns, reports and filings of any kind or nature required to be filed by Seller on a timely basis and will timely pay all taxes or other obligations and liabilities which are due and payable by Seller with respect to the Property in the ordinary course of business. In connection with the foregoing, by execution of this Agreement, Purchaser has requested, and Seller shall submit, at least thirty (30) days prior to Closing, a request for a Letter of Good Standing from the Office of the Secretary of State of Oklahoma. Seller shall, within the ten (10) day period before the Closing Date, (1) obtain either a full release of claims from OTC with respect to all debts owed by Seller or a statement setting forth all OTC debts owed by Seller; and (2) provide Purchaser with a statement setting forth the amount owed by Seller with respect to all other Oklahoma and federal payroll, assessment and other taxes and all license fees, including supporting materials.

xiv.Seller shall not, directly or indirectly, initiate, work on, consider, solicit, encourage, provide any information with respect to, negotiate or discuss any other offers or enter into any agreements relating to the acquisition of the equity or assets of Seller relating to the Property, whether through the purchase or sale of assets, merger, stock acquisition or otherwise. Seller will immediately notify Purchaser regarding any offer or proposed contact between Seller or its representatives and any other person regarding any such offer or proposal or any related inquiry or discussion.

b.Purchaser’s Covenants. Purchaser hereby agrees and covenants that between the Effective Date and the Closing Date, it (i) will use good faith efforts to cooperate with New Operator’s efforts to promptly make all required applications, file such notices and pay such fees as are necessary with respect to obtaining the OSDH License, and (ii) will cooperate with all reasonable requests from Seller with respect to obtaining any other consents or authorizations related to the sale of the Facility.

HNZW/502436_2.docx/3583-1                9

c.Joint Covenants. Each party hereto agrees and covenants to use its commercially reasonable efforts to cause the conditions to its obligations and to the other party’s obligations herein set forth to be satisfied at or prior to the Closing Date. Each party shall promptly notify the other party of any information delivered to or obtained by such party which would prevent the consummation of the transaction contemplated hereby, or which would indicated a breach of the representations or warranties of any other party hereto. Each of the parties hereto agrees to execute and deliver any further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence its rights hereunder, whether prior to or following the Closing Date.

11.RESTRICTIVE COVENANTS. Non-Disparagement. Each party agrees that it shall not in any way disparage the business of Purchaser or New Operator and/or the other party or the other party’s business, owners, officers and/or employees; provided, that the foregoing shall not apply to truthful statements made in compliance with legal process or governmental inquiry.

12.CONVEYANCES. Conveyance of the Real Property to Purchaser shall be by Limited Warranty Deed in substantially the form annexed hereto as Exhibit D (the “Deed”), subject only to the Permitted Exceptions. Conveyance of the FF&E and Personal Property shall be by a Bill of Sale from Seller to Purchaser in substantially the form annexed hereto as Exhibit E (the “Bill of Sale”) free of all liens, encumbrances and security interests in and to the FF&E and Personal Property, other than Permitted Exceptions. Conveyance of the Intangible Property shall be by a General Assignment to Purchaser in substantially the form annexed hereto as Exhibit F.

13.	CLOSING DELIVERIES.

a.Purchaser’s Closing Deliveries. On or before the Closing Date, Purchaser agrees that it will deliver (x) the balance of the Purchase Price as set forth in clause (i) below and
(a)(except as otherwise set forth below) signed originals of the following documents, in form and substance reasonably satisfactory to counsel for Seller and Purchaser (collectively, “Purchaser’s Closing Deliveries”):

i.Deposit by wire transfer the balance of the Purchase Price (including the Earnest Money), as adjusted pursuant to the terms and conditions of this Agreement.

ii.Deliver such documents, certifications and statements as may be customarily required of a purchaser by the Title Company to issue the Title Policy, any endorsements, and any loan title policy to Purchaser’s lender, including, without limitation, the Closing Statement signed by Purchaser approving each and every one of the payments and disbursements made on behalf of Purchaser by the Title Company.

iii.Deliver to Seller a Certificate of Good Standing for Purchaser from the Oklahoma Secretary of State, evidence of Purchaser’s qualification to conduct business in Oklahoma from the Oklahoma Secretary of State, copies of the articles of organization of Purchaser and copies of the resolutions of Purchaser authorizing the execution, delivery and consummation of this Agreement and all

HNZW/502436_2.docx/3583-1                10

other agreements and documents executed in connection herewith, as adopted and in full force and effect and unamended as of Closing, each certified by Purchaser as of Closing as true, correct and complete copies.

iv.Deliver to Seller a bring-down certificate dated as of the Closing Date certifying that the representations and warranties made and given by Purchaser in this Agreement are true and correct in all material respects as of the Closing Date.

b.Seller’s Closing Deliveries. On or before the Closing Date, Seller will deliver (except as otherwise set forth below) signed originals of the following documents in form and substance reasonably satisfactory to counsel for Seller and Purchaser (“Seller’s Closing Deliveries”):

i.The Deed.

ii.	The Bill of Sale.

iii.	The General Assignment.

iv.Deliver such documents, certifications, affidavits, written undertakings and statements as may be customarily required of a seller by the Title Company to issue the Title Policy, any endorsements, and a standard lender’s title insurance policy to Purchaser’s lender, including, without limitation, a copy of the Closing Statement signed by Seller approving each and every one of the payments and disbursements made on Seller’s behalf by the Title Company and certified copies of the resolutions of Seller authorizing the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith, as adopted and in full force and effect and unamended as of Closing.

v.State, county and municipal real estate transfer tax declarations for the Real Property.

vi.	[Intentionally Omitted].

vii.A Form 1099 identifying Seller’s gross proceeds and Seller’s tax identification numbers, if required by the Title Company.

viii.A FIRPTA Affidavit reasonably acceptable to Purchaser and the Title Company, in substantially the form annexed hereto as Exhibit G.

ix.Deliver to Purchaser a bring-down certificate dated as of the Closing Date certifying that the representations and warranties made and given by Seller in this Agreement are true and correct in all material respects as of the Closing Date.

x.Originals or copies of all licenses, permits, authorizations and approvals required by law and issued to Seller with respect to the Facility by all governmental authorities having jurisdiction, if not otherwise available at the Facility.

HNZW/502436_2.docx/3583-1                11

xi.Deliver to Purchaser tax clearance certificates for Seller from OTC (or other applicable taxing authority).

xii.Such further instruments and documents as are reasonably necessary to complete the transfer of the Property to Purchaser in accordance with the terms of this Agreement.

14.SELLER’S REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants to Purchaser that the following statements are true and correct as of the Effective Date:

a.Authority. Seller has full power and authority to execute and to deliver this Agreement and all documents to be executed and/or delivered by it hereunder, and to carry out the transaction contemplated herein. This Agreement is, and all instruments and documents delivered pursuant hereto at the Closing will be valid and binding documents enforceable against Seller in accordance with their terms.

b.Necessary Action. Seller has taken all action required under its organizational documents necessary to enter into this Agreement and to carry out the terms of this Agreement. This Agreement has been, and the other documents to be executed by Seller when delivered at Closing will have been, duly executed and delivered by Seller.

c.No Consent Required. No consent, order, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution or delivery by Seller of this Agreement, or the performance by Seller of this Agreement, prior to, or as of or at the Closing Date, or as a consequence thereof, or for the consummation by Seller of the transactions contemplated hereby to be consummated prior to, as of or at the Closing Date.

d.Compliance. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein, and all related documents will not (i) result in a breach of the terms and conditions of, nor constitute a default under or violation of any law, regulation, court order, any mortgage, note, bond, indenture, agreement, license, organizational document or other instrument or obligation to which Seller is a party or by which Seller or the Property may be bound or affected and which will not be paid off or otherwise satisfied in connection with or prior to the Closing or (ii) result in the creation of any mortgage, pledge, lien, claim, charge, encumbrance or other adverse interest upon the Property. Seller is in compliance with all laws applicable to Seller’s ownership of the Property.

e.Title. Seller is the fee simple owner of good title to the Property, free and clear of all liens, encumbrances, covenants, conditions, restrictions, leases, tenancies, licenses, claims and options, except for the Permitted Exceptions. Except for the Lease and Current Operator’s agreements with residents pursuant to the Lease, Seller does not lease any of the Property. All of the Property is owned by Seller free and clear of all liens, encumbrances, covenants, conditions, and restrictions or subject to liens and encumbrances that will be released upon payment of a portion of the sales proceeds on the Closing Date. Purchaser shall be able to obtain the Title Policy for the full Purchase Price with all title endorsements.

f.Hazardous Substances. To Seller’s knowledge, no part of the Property is contaminated with any Hazardous Substances and there are no underground storage tanks on the

HNZW/502436_2.docx/3583-1                12

Property. Seller has not received written notice of any violation of Environmental Laws with respect to the Property. For purposes of this Agreement, “Hazardous Substances” means any substance or material which gives rise to liability under any of the Environmental Laws; but excludes hazardous substances typically used in, and in quantities necessary for, the day-to-day operation of the Facility and which are commonly used in other similar facilities, including, but not limited to, cleaning fluids, insecticides and medicines, but in any case used in compliance with all Environmental Laws. For purposes of this Agreement, “Environmental Laws” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, health and/or safety laws, ordinances, rules, and regulations pertaining to the environmental or ecological conditions on, under or about the Real Property.

g.Personal Property.    All tangible rights in and to the Property are owned by Seller.

h.Litigation. There are no lawsuits, investigations or other proceedings pending or threatened against the Seller, including claims, lawsuits, governmental actions or other proceedings, including without limitation, any desk audit or full audit before any court, agency or other judicial, administrative or other governmental body or auditor. To the best of Seller’s knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any claim against Seller.

i.Liens. There are no liens claimed or which may be claimed against any of the Property for work performed or commenced prior to the Effective Date. This representation and warranty shall be true and correct on the Closing Date with respect to work performed or commenced prior to the Closing Date.

j.Leases. The Lease is the only lease in force for the Property. Except as otherwise set forth in the Lease and in connection with Current Operator’s operation of the Facility, (i) there are no occupancy rights, leases, subleases, licenses or tenancies (either oral or written) affecting the Property other than the Lease, (ii) there are no defaults by Seller with respect to the Lease which have not been cured, (iii) Current Operator is not in default under the Lease, (iv) the Lease is in full force and effect and has not been modified, amended or extended, except as stated thereon or as evidenced by modifications, amendments or extensions thereto delivered to Purchaser, (v) neither Current Operator, nor any other person, entity or association has an option to purchase, right of first refusal, right of first offer or other similar right in respect of all or any part of the Property, (vi) except as may otherwise be provided for in the OTA, Current Operator is not entitled to rental concessions, abatements or other documents in connection with the Lease for any period subsequent to the Closing Date, (vii) all commissions due in connection with the Lease have been paid by Seller, and (viii) Seller receives no income or payments in connection with its ownership of the Property, except for the rental income Seller receives from Current Operator pursuant to the Lease.

k.Contracts. Except for the Lease, there are no oral or written contracts (service or otherwise) affecting the Property (other than the Facility).

l.Owner Deposits. There are no bonds, deposits, letters of credit, set aside letters

HNZW/502436_2.docx/3583-1                13

or other similar items that are outstanding with respect to the Property that have been provided by Seller or any of its affiliates, agents or investment advisors to any governmental agency, public utility or similar entity.

m.Employees. There are no employees retained by Seller in connection with the Property or the Property’s operations.

n.Insurability. Seller has not received any written notice or written request from any insurance company or underwriters setting forth any defects in the Property which might affect the insurability thereof, requesting the performance of any work or alteration of the Property, or setting forth any defect or inadequacy in operation of the Property which would materially and adversely affect the ability of Purchaser and New Operator to insure the Facility with the Licensed Beds following the Closing Date. The insurance policies related to the Facility are in full force and effect (free from any present exercisable right of termination on the part of the insurance company issuing such policy prior to the expiration of the terms of such policy). Seller has not received any written notice of non-renewal or cancellation of any such policies.

o.Rights with Respect to Property. There are no existing agreements, options or commitments granting to any person or entity the right to acquire Seller’s right, title and interest in or to any of the Property to be acquired hereunder.

p.Tax Returns. All tax returns and reports required by law to be filed by Seller relating to the ownership of the Property prior to the Closing Date (the “Tax Returns”) have been properly and timely filed (subject to the right to extend or delay the filing thereof) and correctly reflect the tax position of Seller, and all taxes respectively due under such Tax Returns have been timely objected to, disputed or paid thereby or will be paid in the ordinary course of business. Purchaser is not assuming under this Agreement any tax liabilities owed by Seller as a result of the ownership of the Facility prior to the Closing Date.

q.Government Investigations. Seller has not received any written notice of the commencement of any investigation, proceedings or any governmental investigation or action (including any civil investigative demand or subpoena) under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320a-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), or Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (18 U.S.C. 1035), and Patient Inducement Statute and equivalent state statutes or any rule or regulation promulgated by a governmental authority with respect to any of the foregoing healthcare fraud laws affecting the Facility.

r.Zoning. To Seller’s knowledge, the Property is in compliance with all zoning requirements to which it is subject. Seller has not received any written notice of the Property’s non-compliance with any zoning requirements to which it is subject.

s.Violations. To the best of Seller’s knowledge, Current Operator has not been charged or implicated in any violation of any state or federal statute or regulation involving false, fraudulent or abusive practices relating to its participation in state or federally sponsored

HNZW/502436_2.docx/3583-1                14

reimbursement programs, including but not limited to false or fraudulent billing practices.

t.HIPAA. Seller has not received written notice that it is not in compliance with the Health Insurance Portability and Accountability Act of 1996.

u.OFAC. To the extent applicable, Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Further, Seller covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Purchaser for its review and inspection during normal business hours and upon reasonably prior notice.

i.Neither Seller nor any beneficial owner of Seller:

(A)is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(B)is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(C)is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(D)shall transfer or permit the transfer of any interest in Seller or any beneficial owner in Seller to any person or entity who is, or any of whose beneficial owners are, listed on the Lists.

ii.Seller hereby covenants and agrees that if Seller obtains knowledge that Seller or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Seller. In such event, neither party shall have any further liability or obligation to the other under this Agreement, except for the indemnity provisions set forth in herein and any other provision of this Agreement that is intended to survive the termination of this Agreement.

v.	Full Disclosure.

i.No representation or warranty of Seller in this Agreement and no statement in the Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not

HNZW/502436_2.docx/3583-1                15

misleading.

ii.No notice given pursuant to Section 13(a)(x) will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

iii.There is no fact known to Seller that has specific application to Seller (other than general economic or industry conditions) and that adversely affects or, as far as Seller can reasonably foresee, threatens, the assets, business, prospects, financial condition, or results of operations of the Facility that has not been set forth in this Agreement or the Schedules.

iv.Copies of all agreements, contracts, and documents delivered and to be delivered hereunder by Seller are and will be true, complete and correct copies of such agreements, contracts, and documents. All written summaries or oral agreements will be true, complete and correct in all material respects.

w.Survival of Representations and Warranties. The representations and warranties of Seller under this Agreement shall survive Closing for a period of one (1) year.

15.	PURCHASER’S REPRESENTATIONS AND WARRANTIES. Purchaser hereby warrants and represents to Seller that the following statements are true and correct as of the date hereof:

a.Status of Purchaser. Purchaser is a limited liability company duly formed and validly existing under the laws of the State of Oklahoma and is duly qualified to own property and conduct business in the State of Oklahoma.

b.Authority. Purchaser has full power and authority to execute and to deliver this Agreement and all documents to be executed and/or delivered by it hereunder, and to carry out the transaction contemplated herein. This Agreement is, and all instruments and documents delivered pursuant hereto at the Closing will be valid and binding documents enforceable against Purchaser in accordance with their terms.

c.Necessary Action. Purchaser has taken all action required under its organizational documents necessary to enter into this Agreement and to carry out the terms of this Agreement. This Agreement has been, and the other documents to be executed by Purchaser when delivered at Closing will have been, duly executed and delivered by Purchaser.

d.No Consent Required. No consent, order, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution or delivery by Purchaser of this Agreement, or the performance by Purchaser of this Agreement, prior to, or as of or at the Closing Date, or as a consequence thereof, or for the consummation by Purchaser of the transactions contemplated hereby to be consummated prior to, as of or at the Closing Date, except for the receipt by New Operator of a skilled nursing facility license for the Facility from OSDH for the Licensed Beds.

e.Full Disclosure. No representation or warranty or other statement made by

HNZW/502436_2.docx/3583-1                16

Purchaser in this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

f.Survival of Representations and Warranties. The representations and warranties of Purchaser under this Agreement shall survive Closing for a period of one (1) year.

16.CONDITIONS TO PURCHASER’S OBLIGATIONS. All obligations of Purchaser under this Agreement, including the obligation to pay the Purchase Price and close this transaction are contingent and subject to fulfillment (or waiver by Purchaser in writing), prior to or at Closing, of each of the following conditions:

a.Compliance. Prior to the Closing Date, none of the following notices shall have been received with respect to the Facility:

i.Any notice stating that the Facility is not in substantial compliance with applicable OSDH, state or local building, fire safety or health authorities regulations, Life Safety Code, or CMS regulations; provided, however, the foregoing shall not apply to or include any notice from OSDH or any other authority related to the change of ownership or the license applications submitted by Purchaser.

ii.Any notice imposing any sanctions upon the Facility under applicable law, rule or regulations, including, but not limited to, denial of payment for new admissions, civil monetary penalties or termination or suspension of participation in the Medicare or Medicaid reimbursement program.

b.Seller’s Representations, Warranties and Covenants. Seller’s representations, warranties and covenants contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein shall have been true on the Effective Date and be true as of the Closing Date as though such representations, warranties and covenants were then again made.

c.Seller’s Performance. Seller shall have performed all of its obligations and covenants under this Agreement that are to be performed prior to or at Closing, including, without limitation, its delivery of all of Seller’s Closing Deliveries.

d.Title Insurance. On the Closing Date, Seller shall deliver fee simple title to the Real Property in accordance with the requirements of this Agreement, subject only to the Permitted Exceptions, which the Title Company shall insure for the full Purchase Price under the Title Policy, in accordance with the requirements of this Agreement.

e.No Defaults. Seller shall not be in default under any mortgage, contract, lease or other agreement affecting or relating to the Property to which Seller is a party which would have any material adverse effect on the ability of Purchaser to acquire the Property pursuant to this Agreement or the ability of New Operator to operate to Facility for the Purchaser’s intended use, except as will be terminated or released, as applicable, at or prior to Closing.

f.Change in Ownership. There has been no change in the ownership, operation or control of the Property between the Effective Date and the Closing Date.

HNZW/502436_2.docx/3583-1                17

g.Absence of Litigation. No action or proceeding before any court or governmental body or authority has been instituted or threatened in writing, the result of which could prevent or make illegal the acquisition by Purchaser of the Property, or the consummation of the transaction contemplated hereby, or which could materially and adversely affect the ability to operate the Facility as a skilled nursing facility with the Licensed Beds. There are no orders which are entered prior to Closing and which could result in the forced closing of the Facility prior to the Closing Date.

h.No Material Change. Since the Effective Date, no material adverse change shall have occurred in the physical condition or business operations (whether financial or otherwise) of the Facility or the Property, whether financial or otherwise.

i.Removal of Personal Property Liens. The Property shall be free and clear of all liens, claims and encumbrances other than the Permitted Exceptions or that will be paid or otherwise satisfied by Seller on the Closing Date.

j.New License. Purchaser and New Operator shall have received adequate assurance of obtaining all applicable governmental and quasi-governmental licenses and approvals to be effective as of the Closing Date, including the OSDH License, which may occur by receipt of a letter from the OSDH stating that the License shall be issued upon notification of the Closing, and any other regulatory approvals and assignments of provider agreements needed to own and operate the Facility as a skilled nursing facility under Oklahoma law.

k.Resident Transfers. There shall have been no transfer of residents from the Facility to a nursing facility owned, operated or managed in whole or in part by Seller or by any owner, officer, director, manager or affiliate of Seller, directly or indirectly, nor shall there be any voluntary transfers by Seller of residents from the Facility to any other skilled care facility or other nursing facility where such transfer is not in the ordinary course of business and not for reasons related to the health and well-being of the resident transferred or otherwise required by law.

l.Code Violations. There shall be no outstanding Life Safety Code or OSDH violations that have not been corrected as of 11:59 p.m. on the day prior to the Closing Date, including, without limitation, any physical plant and Life Safety Code violations cited in a CHOW or physical plant/Life Safety survey conducted prior to the Closing Date.

m.Taxes. Purchaser shall have received from Seller a letter or letters from OTC (or other applicable taxing authority) certifying that neither Seller nor Current Operator has any tax due to the State of Oklahoma.

n.FF&E. All FF&E and Personal Property shall be located at the Facility on the Closing Date.

o.Operations Transfer Agreement. Current Operator and New Operator shall have entered into the OTA, and the transactions contemplated therein shall have been consummated.

p.Accuracy of Representation and Warranties of Seller. No representation or warranty by or on behalf of Seller contained in this Agreement and no statement by or on behalf

HNZW/502436_2.docx/3583-1                18

of Seller in any certificate, list, exhibit or other instrument furnished to Purchaser by or on behalf of Seller pursuant hereto contains any untrue statement of material fact or omits or will omit to state any material facts which are necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

17.CONDITIONS TO SELLER’S OBLIGATIONS. All obligations of Seller under this Agreement are subject to the fulfillment (or waiver by Seller in writing), prior to or at Closing, of each of the following conditions:

a.Purchaser’s Representations, Warranties and Covenants. Purchaser’s representations, warranties and covenants contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein shall be true and correct on the Effective Date and true as of the date of Closing as though such representations, warranties and covenants were then again made.

b.Purchaser’s Performance. Purchaser shall have performed, in all material respects, its obligations and covenants under this Agreement that are to be performed prior to or at Closing, including but not limited to, its delivery of all of Purchaser’s Closing Deliveries.

c.Operations Transfer Agreement. Current Operator and New Operator shall have entered into the OTA, and the transactions contemplated therein shall have been consummated.

d.Absence of Litigation. No action or proceeding shall have been instituted, nor any judgment, order or decree entered by any court or governmental body or authority preventing the acquisition by Purchaser of the Property or the consummation of the transaction contemplated hereby.

e.Accuracy of Representations and Warranties Purchaser. No representation or warranty by or on behalf of Purchaser contained in this Agreement and no statement by or on behalf of Purchaser in any certificate, list, exhibit or other instrument furnished to Seller by or on behalf of Purchaser pursuant hereto contains any untrue statement of material fact or omits or will omit to state any material facts which are necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

18.	CASUALTY/CONDEMNATION.

a.Seller shall, within three (3) business days thereafter, notify Purchaser of any casualty damage it becomes aware of or written notice of condemnation that Seller receives prior to the Closing Date or earlier termination of this Agreement.

b.If, at the time of Closing, the estimated cost of repairing such damage is more than One Hundred Thousand Dollars ($100,000), as determined by an independent adjuster, Purchaser may, at its sole option: (i) terminate this Agreement by notice to Seller within fifteen (15) days after receipt of notice from Seller of such casualty (which shall be deemed a termination pursuant to Section 19(a)(ii) of this Agreement); or (ii) proceed to Closing in accordance with Section 18(c).

c.If: (A) any portion of the Property is damaged by fire or casualty after the Effective Date and is not repaired and restored substantially to its original condition prior to Closing, and

HNZW/502436_2.docx/3583-1                19

(B) at the time of Closing the estimated cost of repairs is One Hundred Thousand Dollars ($100,000) or less, as determined by an independent adjuster, or otherwise should Purchaser opt pursuant to Section 18(b)(ii) to proceed to Closing, Purchaser shall be required to purchase the Property in accordance with the terms of this Agreement, and at Seller’s option, Purchaser shall either: (x) receive a credit at Closing for the estimated cost of repairs as determined by the aforesaid independent adjuster; or (y) at Closing Seller shall: (1) assign to Purchaser, without recourse, the right to all insurance claims and proceeds with respect thereto (less sums theretofore expended in connection with such fire or casualty, if any, by Seller, including for temporary repairs or barricades) (in which event Purchaser shall have the right to participate in the adjustment and settlement of any insurance claim relating to said damage), and
(2) credit Purchaser at Closing with an amount equal to Seller’s insurance deductible. If the parties proceed to Closing pursuant to this Section 18(c), Seller shall have no liability or obligation with respect to the quantity or condition of the Property with respect to the portion of the Property damaged by fire or casualty and shall be released from any representation and warranty regarding same as a result of such fire or casualty.

d.If, prior to Closing, a “material” portion of the Property is taken by eminent domain, then Purchaser shall have the right within fifteen (15) days after receipt of notice from Seller of such material taking, to terminate this Agreement, (which shall be deemed a termination pursuant to Section 19(a) of this Agreement). If Purchaser elects to proceed and to consummate the purchase despite said material taking (such election being deemed to have been made unless Purchaser notifies Seller to the contrary within such fifteen (15) day period after notice from Seller to Purchaser of such taking), or if there is less than a material taking prior to Closing, there shall be no reduction in or abatement of the Purchase Price, and Purchaser shall be required to purchase the Property in accordance with the terms of this Agreement, and Seller shall assign to Purchaser, without recourse, all of Seller’s right, title and interest in and to any award made or to be made in the eminent domain proceeding (in which event Purchaser shall have the right to participate in the adjustment and settlement of such eminent domain proceeding). For the purpose of this Section, the term “material” shall mean any taking in excess of five percent (5%) of the square footage of the Facility or ten percent (10%) of the Real Property associated with the Facility or which would otherwise: (i) adversely affect the ability, after said taking, to operate the Facility in compliance with the OSDH License with the Licensed Beds; or (ii) cause the use of the Facility after said taking to no longer be in compliance with all applicable zoning and building rules, regulations and ordinances.

19.	TERMINATION.

a.Termination. This Agreement may be terminated at any time prior to the Closing by:

i.the mutual written consent of Seller and Purchaser (the “Mutual Consent”);

ii.by Purchaser, if Seller is unable to meet a condition precedent prior to the Closing Date (as the same may be extended) or is in breach of its obligation to consummate the transaction contemplated by this Agreement pursuant to the terms hereof, and such breach has not been (A) waived in writing by Purchaser or (B) cured by Seller within ten (10) business days after notice to Seller of such breach or as a result of any Third Party Report deemed unsatisfactory by Purchaser

HNZW/502436_2.docx/3583-1                20

in its reasonable discretion provided that, in such case, notice of termination is delivered to Seller on or before the end of the Due Diligence Period.

iii.by Seller, if Purchaser is unable to meet a condition precedent prior to the Closing Date (as the same may be extended) or is in breach of its obligation to consummate the transaction contemplated by this Agreement pursuant to the terms hereof, and such breach (other than a failure to close hereunder) has not been (A) waived in writing by Seller or (B) cured by Purchaser within ten (10) business days after notice to Purchaser of such breach; or

iv.by either Purchaser or Seller in the event that New Operator’s application for an OSDH License is denied.

b.Effect of Termination. In the event this Agreement is terminated in accordance with the terms of Section 19(a)(i) or Section 19(a)(ii), the Earnest Money shall be returned to Purchaser and the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 19(b) and such other provisions of this Agreement which expressly survive the termination of this Agreement). In the event this Agreement is terminated in accordance with the terms of Section 19(a)(iii), the Earnest Money shall be disbursed to Seller and the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 19(b) and such other provisions of this Agreement which expressly survive termination of this Agreement). Unless otherwise provided herein, each party to this Agreement shall be responsible for its own fees and expenses.

20.	INDEMNIFICATION.

a.Seller’s Indemnity. In addition to any other indemnity set forth elsewhere herein, subject to the terms and conditions of this Section, Seller hereby indemnifies and agrees to defend and hold Purchaser and its successors, assigns, affiliates, managers, members, agents, servants, employees and its New Operator harmless from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses) (collectively, “Losses”) which any of them may suffer as a result of any of the following events:

i.the untruth of any of the representations or the breach of any of the warranties of (A) Seller herein or given pursuant hereto or (B) Current Operator in the OTA or given pursuant thereto;

ii.any default by (A) Seller in the performance of any of its commitments, covenants or obligations under this Agreement or (B) Current Operator in the performance of any of its commitments, covenants or obligations under the OTA;

iii.any suits, arbitration proceedings, administrative actions or investigations to the extent relating to the ownership or use of the Property on or before the Closing Date;

iv.for claims which arise from actions or omissions of Seller (as opposed to Current Operator and/or its affiliates) prior to the Closing Date with respect to the Resident Trust Funds;

HNZW/502436_2.docx/3583-1                21

v.any obligations under any contracts that shall accrue or relate to periods before the Closing Date or for services or supplies which were performed or rendered before the Closing Date;

vi.any liability which may arise from ownership, operation, use or condition of the Property on or before the Closing Date to the extent relating to the ownership and use of the Property by Seller on or before the Closing Date; or

vii.any liability of Current Operator to New Operator pursuant to the provisions of the OTA.

Within thirty (30) days after Purchaser’s delivery to Seller of a written notice of an Indemnitee’s Claim (as hereinafter defined) pursuant to Section 20(d), Seller shall commence to diligently defend, compromise or settle said Indemnitee’s Claim in accordance with Section 20(d) hereof.

b.Purchaser’s Indemnity. In addition to any other indemnity set forth elsewhere herein, subject to the terms and conditions of Section 20(d), Purchaser hereby indemnifies and agrees to defend and hold Seller, its successors, assigns, affiliates, managers, members, directors, officers, agents, servants and employees harmless from and against any and all Losses which Seller may suffer as a result of:

i.the untruth of the representations or the breach of any of the warranties of Purchaser herein or given pursuant hereto;

ii.any default by Purchaser in the performance of any of its commitments, covenants or obligations under this Agreement;

iii.any suits, arbitration proceedings, administrative actions or investigations to the extent relating to the ownership and use of the Property by Purchaser on or after the Closing Date;

iv.claims which arise from actions or omissions of Purchaser on or after the Closing Date with respect to Resident Trust Funds; or

v.any liability which may arise from ownership, use or condition of the Property on or after the Closing Date to the extent it relates to the ownership or use of the Property on or after the Closing Date.

Within thirty (30) days after Seller’s delivery to Purchaser of a written notice of an Indemnitee’s Claim pursuant to Section 20(d), Purchaser shall commence to diligently defend, compromise or settle said Indemnitee’s Claim in accordance with Section 20(d) hereof.

c.	Indemnification Procedures and Limitations.

i.	Non-Third Party Claims.

(A)In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification which

HNZW/502436_2.docx/3583-1                22

does not involve a Third Party Claim (as defined in Section 20(c)(ii) (a “Non- Third Party Claim”), against which a Person is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice to the Indemnifying Party (the “Non- Third Party Claim Notice”), which Non-Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party.

(B)The Indemnifying Party may acknowledge and agree by written notice (the “Non-Third Party Acknowledgement of Liability”) to the Indemnified Party to satisfy the Non-Third Party Claim within thirty (30) days of receipt of the Non-Third Party Claim Notice. In the event that the Indemnifying Party disputes the Non-Third Party Claim, the Indemnifying Party shall provide written notice of such dispute (the “Non-Third Party Dispute Notice”) to the Indemnified Party within thirty (30) days of receipt of the Non-Third Party Claim Notice (the “Non- Third Party Dispute Period”), setting forth a reasonable basis of such dispute. In the event that the Indemnifying Party shall fail to deliver the Non-Third Party Acknowledgement of Liability or Non-Third Party Dispute Notice within the Non-Third Party Dispute Period, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay the Non-Third Party Claim in full and to have waived any right to dispute the Non-Third Party Claim. Once the Indemnifying Party has acknowledged and agreed to pay any Non-Third Party Claim pursuant to this Section 20(c)(i), or once any dispute under this Section 20(c)(i) has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction, the Indemnifying Party shall pay the amount of such Non- Third Party Claim to the Indemnified Party within 10 business days of the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

ii.	Third-Party Claims.

(A)In the event that any Indemnified Party asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement in respect of which such Indemnified Party is entitled to indemnification under this Agreement by an Indemnifying Party (a “Third Party Claim”), the Indemnified Party shall give written notice to the Indemnifying Party (the “Third Party Claim Notice”) within thirty (30) days after asserting or learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party. The Indemnifying Party must provide written notice to the Indemnified Party that it is either (i) assuming responsibility for the Third Party Claim or (ii) disputing the claim for indemnification against it (the “Indemnification Notice”). The Indemnification Notice must be provided by the Indemnifying Party to the Indemnified Party within thirty (30) days after receipt

HNZW/502436_2.docx/3583-1                23

of the Third Party Claim Notice or within such shorter time as may be necessary to give the Indemnified Party a reasonable opportunity to respond to such Third Party Claim (the “Indemnification Notice Period”).

(B)If the Indemnifying Party provides an Indemnification Notice to the Indemnified Party within the Indemnification Notice Period that it assumes responsibility for the Third Party Claim, the Indemnifying Party shall conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party. The Indemnification Notice shall specify the counsel it will appoint to defend such claim (“Defense Counsel”); provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed. In the event that the Indemnifying Party fails to give the Indemnification Notice within the Indemnification Notice Period, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim without the prior consent of the Indemnifying Party, the Indemnifying Party will be liable for all Losses paid or incurred in connection therewith.

(C)In the event that the Indemnifying Party provides in the Indemnification Notice that it disputes the claim for indemnification against it, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim, without the prior consent of the Indemnifying Party. Once such dispute has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction or by mutual agreement of the Indemnified Party and Indemnifying Party, the Indemnifying Party shall within ten (10) business days of the date of such resolution or agreement, pay to the Indemnified Party all Losses paid or incurred by the Indemnified Party in connection therewith.

(D)In the event that the Indemnifying Party delivers an Indemnification Notice pursuant to which it elects to conduct the defense of the Third Party Claim, the Indemnifying Party shall be entitled to have the exclusive control over the defense of the Third Party Claim and the Indemnified Party will cooperate in good faith with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party. The Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. The Indemnifying Party will not settle the Third Party Claim or cease to defend against any Third Party Claim as to which it has (x) delivered an Indemnification Notice and (y) assumed responsibility for the Third Party Claim, without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, such consent may be withheld for any reason if, as a result of such settlement or cessation of defense, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(E)If an Indemnified Party refuses to consent to a bona fide offer of

HNZW/502436_2.docx/3583-1                24

settlement which the Indemnifying Party wishes to accept, which provides for a full release of the Indemnified Party and its Affiliates relating to the Third Party Claims underlying the offer of settlement and solely for a monetary payment, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the reasonable costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

(F)Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or
(ii)to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement.

(G)A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

d.In the event that any liability, claim, demand or cause of action which is indemnified against pursuant to Section 20(a) or Section 20(b), (“Indemnitee’s Claim”) is made against or received by any indemnified party (“Indemnitee”) hereunder, said Indemnitee shall notify the indemnifying party (“Indemnitor”) in writing within twenty one (21) calendar days of Indemnitee’s receipt of written notice of said Indemnitee’s Claim; provided, however, that Indemnitee’s failure to timely notify Indemnitor of Indemnitee’s receipt of an Indemnitee’s Claim shall not impair, void, vitiate or invalidate Indemnitor’s indemnity hereunder nor release Indemnitor from the same, which duty, obligation and indemnity shall remain valid, binding, enforceable and in full force and effect except to the extent that Indemnitee’s delay in notifying
Indemnitor directly and materially prejudices Indemnitor’s right or ability to defend the Indemnified Claim. Upon its receipt of any or all Indemnitee’s Claim(s), Indemnitor shall diligently defend, compromise or settle said Indemnitee’s Claim at Indemnitor’s sole and exclusive cost and expense and shall promptly provide Indemnitee evidence thereof within fifteen (15) calendar days of the final, unappealable resolution of said Indemnitee’s Claim. Upon the receipt of the written request of Indemnitee, Indemnitor shall within fifteen (15) calendar days provide Indemnitee a true, correct, accurate and complete written status report regarding the then current status of said Indemnitee’s Claim. In the event that Indemnitor fails or refuses to indemnify, save, defend, protect or hold Indemnitee harmless from and against an Indemnitee’s Claim or to diligently pursue the same to its conclusion, or in the event that Indemnitor fails to timely report to Indemnitee the status of its efforts to reach a final resolution of an Indemnitee’s Claim on fifteen (15) calendar days prior written notice to Indemnitor during which time

HNZW/502436_2.docx/3583-1                25

Indemnitor may cure any alleged default hereunder, the foregoing shall immediately, automatically and without further notice be an event of default hereunder and thereafter Indemnitee may, but shall not be obligated to, immediately and upon notice to Indemnitor, intervene in and defend, settle or compromise said Indemnitee’s Claim at Indemnitor’s sole and exclusive cost and expense, including but not limited to attorneys’ fees, and, thereafter, within fifteen (15) calendar days of written demand for the same Indemnitor shall promptly reimburse Indemnitee all said Indemnitee’s Claims and the reasonable costs, expenses and attorneys’ fees incurred by Indemnitee to defend, settle or compromise said Indemnitee’s Claims plus interest thereon from the date incurred until paid in full at the then current prime rate of interest (as announced from time to time by the Wall Street Journal). If the Indemnitor defends any claim, Indemnitee shall make available to the Indemnitor, at reasonable times and upon reasonable notice, any books, records or other documents within its control that are necessary or appropriate for such defense.

21.	LIABILITIES.

a.Other than as specifically set forth in this Agreement, Purchaser shall not assume or be liable for any debts, liabilities or obligations of Seller including, but not limited to, any (i) liabilities or obligations of Seller to its creditors, (ii) liabilities or obligations of Seller with respect to any contracts, acts, events or transactions, (iii) liabilities or obligations of Seller for any federal, state, county or local taxes applicable to or assessed against Seller or the assets or business of Seller, (iv) recapture obligations, (v) liabilities relating to injury to, or death of, persons or loss of, or damage to, property occurring on or at the Facility or in any manner growing out of or connected with the use or occupancy of the Facility or the condition thereof, or the use of any adjoining sidewalks, streets or ways, prior to the Closing Date, or (vi) any contingent liabilities or obligations of Seller, whether known or unknown by Seller or Purchaser (“Retained Liabilities”).

b.Purchaser shall have no duty whatsoever to take any action or receive or make any payment or credit arising from or related to any services provided or costs incurred in connection with the management and operation of the Facility prior to the Closing Date, including, but not limited to any matters relating to contracts, cost reports, collections, audits, hearing, or legal action arising therefrom.

22.PUBLICITY. Except as otherwise required by applicable law including, without limitation, any required regulatory filings, or to obtain the OSDH License, neither Purchaser nor Seller shall, and each shall cause its respective affiliates, representatives and agents not to, issue or cause the publication of any press release, public or private announcement (excluding announcements to Seller’s investors and lenders) with respect to the transactions contemplated by this Agreement (including an announcement to any employee of the Facility) without the express prior written approval of the other party. The provisions of this Section 21 shall survive the Closing or earlier termination of this Agreement.

23.NOTICES. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by hand delivery, recognized overnight courier, electronic mail or registered or certified U.S. mail, postage prepaid, return receipt requested to the following address:

HNZW/502436_2.docx/3583-1                26

IF TO THE PURCHASER:

Gracewood Manor, LLC
9 Professional Drive
Bella Vista, Arkansas 72715
Attention: Bradford Montgomery

with copies to:

C. Craig Cole & Associates
317 NW 12th Street
Oklahoma City, Oklahoma 73103
Attention: Carrie L. Burnsed

IF TO THE SELLER:

CSCC Property Holdings, LLC
Two Buckhead Plaza
3050 Peachtree Road, NW
Suite 355
Atlanta, Georgia 30305
Attention: William McBride

with copies to:

Holt Ney Zatcoff & Wasserman, LLP
100 Galleria Parkway, Suite 1800
Atlanta, Georgia 30339
Attention: Gregory P. Youra

or if written notification of a change of address has been sent, to such other party or to such other address as may be designated in that written notification. Each such notice and other communication under this Agreement shall be effective or deemed delivered or furnished (a) if given by mail, on the third business day after such communication is deposited in the mail; (b) if given by electronic mail, effective upon transmission if before 5:00 p.m. (Central Standard Time) (otherwise effective the next business day); and (c) if given by hand delivery or overnight courier, when delivered to the address specified above. Notwithstanding anything herein to the contrary, any notice received by a recipient on a day when the federal banks are closed in Atlanta, Georgia shall automatically be deemed and construed to be received on the next regular business day following its receipt. Notices from counsel for Seller to counsel for Purchaser shall for all purposes hereunder constitute notice from Seller to Purchaser. Notices from counsel for Purchaser to counsel for Seller shall for all purposes hereunder constitute notice from Purchaser to Seller.

24.BROKER. Each of Seller and Purchaser represents and warrants to the other that it has not dealt with any brokers, finders or agents with respect to the transaction contemplated hereby other than Senior Living Investment Brokerage, Inc. (“Broker”). Seller shall be responsible for all fees, commissions and other amounts due to Broker as a result of the transactions contemplated herein pursuant to the terms of a separate agreement. Purchaser agrees to indemnify, defend and hold harmless Seller, its successors, assigns and agents, from and against the payment of any

HNZW/502436_2.docx/3583-1                27

commission, compensation, loss, damages, costs, and expenses (including without limitation reasonable attorneys’ fees and costs) incurred in connection with, or arising out of, claims for any broker’s, agent’s or finder’s fees of any person claiming by or through Purchaser other than Broker. Seller agrees to indemnify, defend and hold harmless Purchaser, its successors, assigns and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including without limitation reasonable attorneys’ fees and costs) incurred in connection with, or arising out of, claims for any broker’s, agent’s or finder’s fees of any person claiming by or through such Seller. The provisions of this Section 23 shall survive the Closing or earlier termination of this Agreement.

25.ASSIGNMENT BY PURCHASER. This Agreement and all rights and obligations hereunder shall not be assignable by Purchaser without the prior written consent of Seller.

26.CONSENT. Whenever the consent of a party is required hereunder, such consent shall not be unreasonably withheld, delayed or conditioned, unless such consent is given at the sole discretion of a party or as otherwise expressly provided for herein to the contrary.

27.KNOWLEDGE. An individual, and an entity other than an individual, will be deemed to have “knowledge” of a particular fact or other matter if such individual, or in the case of an entity, any individual who is serving as a director, officer, partner, member, manager or employee of such person, and in such capacity, has subject matter or oversight responsibility for such areas as directly encompass that particular fact or other matter, or has actual knowledge of such fact or other matter.

28.UPDATED EXHIBITS AND SCHEDULES. If any exhibits or schedules are not attached hereto or are supplemented prior to Closing, the Parties agree to attach such exhibits and updated schedules as soon as reasonably practicable but in any event prior to the Closing Date. This Agreement is subject to each Party approving the other Party’s proposed exhibits and updated schedules. If such exhibit or updated schedule discloses an issue Purchaser deems material, Purchaser may terminate this Agreement.

29.	TIME OF ESSENCE. Time shall be of the essence in this Agreement.

30.AMENDMENTS/SOLE AGREEMENT. This Agreement may not be amended or modified in any respect whatsoever except by an instrument in writing signed by the parties hereto. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement, and the parties acknowledge and understand that, upon completion, all Schedules and Exhibits attached hereto shall be deemed to be made a part collectively hereof.

31.WAIVERS. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition of this Agreement. No failure to act shall be construed as a waiver of any term, provision, condition or rights granted hereunder.

32.SUCCESSORS. Subject to the limitations on assignment set forth above, all the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of the parties hereto.

HNZW/502436_2.docx/3583-1                28

33.RECITALS, CAPTIONS AND TABLE OF CONTENTS. The recitals set forth at the beginning of this Agreement are incorporated herein. The captions and table of contents of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

34.GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought exclusively in any state or federal court located in Oklahoma County, Oklahoma, and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 22.

35.WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED IN CONNECTION HEREWITH OR HEREAFTER AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

36.SEVERABILITY. Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and each such provision shall be valid and remain in full force and effect.

37.USAGE. All nouns and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons, firm or firms, corporation or corporations, entity or entities or any other thing or things may require. “Any” when used in this Agreement, shall mean “any and all”, “including” shall mean “including, without limitation”, and “or” shall mean “and/or”.

38.BUSINESS DAYS. The term “business day” means a day on which banks are required to be open for business within the state where the Property is located, and shall not include (i) any Saturday or Sunday, (ii) any national holiday, or (iii) any holiday within the state where the Property is located. If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a business day, then, and in such event, the time of such period will be extended to the next business day.

39.COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Facsimile and electronic mail signatures shall be treated as original signatures of the parties for the purposes hereto.

40.NO JOINT VENTURE. Nothing contained herein shall be construed as forming a joint venture or partnership between the parties hereto with respect to the subject matter hereof. The parties hereto do not intend that any third party shall have any rights under this Agreement.

HNZW/502436_2.docx/3583-1                29

41.NO STRICT CONSTRUCTION. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any of the parties hereto.

[Signature Page Follows]

HNZW/502436_2.docx/3583-1                30

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement by persons legally entitled to do so as of the day and year first set forth above.

SELLER:

CSCC Property Holdings, LLC,
a Georgia limited liability company

By:	/s/ William McBride
Name:	William McBride
Its:	Manager

PURCHASER:

Gracewood Manor, LLC,
an Oklahoma limited liability company

By:	/s/ Bradford Montgomery
Name:	Bradford Montgomery
Its:	Manager

EXHIBIT A

Legal Description

All that part of Lots Two (2) and Three (3), Block Two (2), Wilmot Addition, an Addition to the City and County of Tulsa, State of Oklahoma, according to the recorded Plat No. 2745, being more particularly described as follows, to-wit:

Beginning at the Southwest corner of said Lot 3; Thence North 0°22'30" West along the West boundary of Said Lot 3 a distance of 810.03 feet to the Northwest corner of said Lot 3; Thence South 65°06'15" East along the North boundary of said Lot 3 a distance of 44.80 feet; Thence Southeasterly along the North boundary of said Lots 2 and 3 on a curve to the right having a radius of 3,769.72 feet a distance of 305.25 feet; Thence South 0°22'30" East on a line parallel to and 11.00 feet from the West boundary of said Lot 2 a distance of 300.72 feet; Thence South 12°43'23" West a distance of 114.73 feet; Thence South 0°23'30" East on a line parallel to and 15.00 feet West of the East boundary of said Lot 3 a distance of 208.00 feet to a point in the South boundary of said Lot 3; Thence South 89°47'35" West along the South boundary of said Lot 3, a distance of 02.05 feet; Thence South 0°09'00" East along the South boundary of said Lot 3 a distance of 30.00 feet; Thence South 89°47'35" West along the South boundary of said Lot 3 a distance of 182.83 feet to the Point of Beginning.

Physical Address: 6201 East 36th Street, Tulsa, Oklahoma Tax ID: 47375-93-22-07110

A-1

EXHIBIT B

[Intentionally Omitted]

A-1

EXHIBIT C

DUE DILIGENCE REQUEST LIST

A-1

EXHIBIT D

FORM OF LIMITED WARRANTY DEED

Grantor, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) paid to Grantor and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has CONVEYED and does hereby GRANT, BARGAIN, SELL and CONVEY unto Grantee the real property located in Tulsa County, Tulsa, Oklahoma, and being more particularly described on Exhibit A attached hereto, together with all improvements thereon and all rights and appurtenances belonging thereto (the “Property”).

This conveyance is made and accepted subject to the permitted exceptions described on Exhibit B attached hereto (collectively, the “Permitted Exceptions”).

TO HAVE AND TO HOLD the Property, subject only to the Permitted Exceptions, unto Grantee and Grantee’s successors and assigns in fee simple forever; and, subject only to the Permitted Exceptions, Grantor does hereby warrant the title to the Property to be free, clear, and discharged of and from all former grants, claims, charges, taxes, judgments, mortgages, and other liens or encumbrances of any nature.

IN WITNESS WHEREOF, Grantor has caused this instrument to be executed and delivered by its duly authorized officer, as of the day and year first above written.

Exhibit A

LEGAL DESCRIPTION

All that part of Lots Two (2) and Three (3), Block Two (2), Wilmot Addition, an Addition to the City and County of Tulsa, State of Oklahoma, according to the recorded Plat No. 2745, being more particularly described as follows, to-wit:

Beginning at the Southwest corner of said Lot 3; Thence North 0°22'30" West along the West boundary of Said Lot 3 a distance of 810.03 feet to the Northwest corner of said Lot 3; Thence South 65°06'15" East along the North boundary of said Lot 3 a distance of 44.80 feet; Thence Southeasterly along the North boundary of said Lots 2 and 3 on a curve to the right having a radius of 3,769.72 feet a distance of 305.25 feet; Thence South 0°22'30" East on a line parallel to and 11.00 feet from the West boundary of said Lot 2 a distance of 300.72 feet; Thence South 12°43'23" West a distance of 114.73 feet; Thence South 0°23'30" East on a line parallel to and 15.00 feet West of the East boundary of said Lot 3 a distance of 208.00 feet to a point in the South boundary of said Lot 3; Thence South 89°47'35" West along the South boundary of said Lot 3, a distance of 02.05 feet; Thence South 0°09'00" East along the South boundary of said Lot 3 a distance of 30.00 feet; Thence South 89°47'35" West along the South boundary of said Lot 3 a distance of 182.83 feet to the Point of Beginning.

Physical Address: 6201 East 36th Street, Tulsa, Oklahoma Tax ID: 47375-93-22-07110

Exhibit B

PERMITTED EXCEPTIONS

EXHIBIT E

Form of Bill of Sale

BILL OF SALE

_____________], a [_____________] (“Seller”), in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, receipt of which is hereby acknowledged, does hereby sell, assign, transfer and set over to [_____________________], a [_________________] (“Purchaser”), without representation or warranty by or recourse to Seller, express or implied, by operation of law or otherwise, except as expressly provided herein or in that certain Asset Purchase Agreement dated as of _____________, 2015, by and between Seller and Purchaser (the “Purchase Agreement”), all of its right, title and interest in and to the Personal Property, as defined in the Purchase Agreement (the “Personal Property”).

Seller hereby represents and warrants to Buyer that (a) Seller is the absolute owner of the Personal Property, (b) the Personal Property is free and clear of all liens, security interests and encumbrances and (c) Seller has the full right, power and authority to sell, transfer and assign the Personal Property and to make this Bill of Sale.

This Bill of Sale is given pursuant to the Purchase Agreement and is governed by the provisions thereof.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as of this
_____day of _____, 2015.

SELLER:

[SIGNATURE BLOCK TO BE INSERTED]

D-1

EXHIBIT F

Form of General Assignment

GENERAL ASSIGNMENT OF INTANGIBLE PROPERTY (APA)

THIS    GENERAL ASSIGNMENT OF INTANGIBLE PROPERTY (this
“Assignment”) is made as of ___________    ,    2015,    by    [____________________] (“Assignor”), to [___________________________] (“Assignee”).

RECITALS:

A.Assignor and Assignee have entered into that certain Asset Purchase Agreement dated as of _______________    , 2015 (the “APA”), with respect to the purchase of that certain 121 bed skilled nursing facility commonly known as Companions Specialized Care Center, located at 6201 East 36th Street, Tulsa, Oklahoma 74135 (the “Facility”).

B.Pursuant to the terms of the APA, Assignor has agreed to transfer to Assignee certain intangible property as hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and within the Asset Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.Assignment.

a.Assignor hereby assigns, sets over, transfers and delivers to Assignee in accordance with the law, all of Assignor’s right, title and interest in, to and under the Intangible Property (as defined in the APA) owned by Assignee and used in connection with the ownership or operation of the Facility, including, without limitation, any special use permits issued to Seller by the city or other municipality in which the Facility is located, any certificates of need issued to Seller, if assignable, the goodwill associated with the business and the reputation of the Facility, and Seller’s interest, if any, in any third party warranties or guaranties associated with the Facility, to the extent assignable and for which any third party consents required for such assignment have been obtained (collectively, the “Assigned Property”), except for the Excluded Property (as defined in the APA).

b.Assignor represents and warrants that (a) Assignor has valid rights in and to the Assigned Property and is the absolute owner of the Intangible Property, (b) the Assigned Property is free and clear of all liens, security interests and encumbrances, (c) Assignor has the full right, power, authority and all approvals necessary to transfer, set over and assign the Assigned Property to Assignee and to make this General Assignment and (d) Assignor covenants and warrants to defend said Assigned Property against the lawful claims of all persons except as set forth in the APA. Assignor acknowledges and agrees that it remains responsible for any and all obligations or liabilities arising from or relating to the Assigned Property prior to the date of assignment, subject to the terms and conditions contained in the APA.

2.Assumption.    Assignee hereby accepts the foregoing assignments set forth in herein, and assumes all obligations and liabilities thereunder arising from and after the date hereof, subject to the terms and conditions of the APA.

3.Conflict with APA. This Assignment shall in all respects be subject to the terms of the APA with regard to the rights and obligations of each of the parties hereto with respect to the items assigned hereunder, and in the event that any term of this Assignment shall contradict the APA, the APA shall control.

4.Survival.    This Assignment and the obligations of Assignor and Assignee hereunder shall survive the closing of the transactions referred to in the APA, shall be binding upon and inure to the benefit of Assignor and Assignee, and their respective successors and assigns.

5.Governing Law. This Assignment shall be construed in accordance with and governed by the laws of the State of Oklahoma and shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

6.Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment as of the day and year first above written.

ASSIGNOR:

__________________________________

By:	/s/
Name:
Its:

ASSIGNEE:

__________________________________

By:	/s/
Name:
Its:

EXHIBIT G

Form of FIRPTA Affidavit
FOREIGN INVESTMENT IN REAL PROPERTY
TAX AFFIDAVIT

PROPERTY ADDRESS: ____________________________

Permanent Index No. ____________________________

Section 1445 of the Internal Revenue Code provides that a transferee (Purchaser) of a U.S. real property interest must withhold tax if a transferor (Seller) is a foreign person. To relieve the transferee of any withholding tax obligation with respect to the sale of the Property, the transferor (Seller) hereby certifies to the transferee the following:

1.That transferor (Seller): Is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

2.	That transferor’s (Seller) tax payer identification number is: _________________

3.	That transferor’s address is:

4.Transferor understands that this certification may be disclosed to the Internal Revenue Service by various parties to the Closing, including, but not limited to the transferee’s attorney, transferee, brokerage agents, and the title company, their successors or assigns, and that any false statement contained herein could be punishable by fine, imprisonment or both.

5.The undersigned declares that he has examined this Affidavit and to the best of the undersigned’s knowledge and belief the Affidavit is true, correct, and complete and further declares that the undersigned has authority to sign this document on behalf of transferor (Seller).